UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2010

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium
60 Wyndham Street
Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01               Entry into a Material Definitive Agreement.

On May 27, 2010, Elixir Gaming Technologies, Inc. (the “Company”) issued a press release announcing that, amongst other matters, Dreamworld (Takeo) Investment Holding Limited (“Dreamworld Holding”), a new company set up by the Company in Cambodia, entered into a Land Sale & Purchase Agreement (the “S&P Agreement”) on May 26, 2010 for the acquisition of a parcel of land in Takeo Province of Cambodia (the “Land”) with the owner of the Land, and Dreamworld Leisure (Cambodia) Limited, another new wholly-owned subsidiary of the Company (“Dreamworld Leisure”), was awarded a license on May 21, 2010 to build and open a casino hotel in Takeo Province of Cambodia (the “License”). The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 1.01 by reference.

The S&P Agreement and the Land

On May 26, 2010, Dreamworld Holding entered into the S&P Agreement for the acquisition of the Land. The Land has a total area of approximately 30,000 square meters and is located in Takeo Province, a border area of Cambodia and Vietnam, which is approximately 200 kilometers south of Phnom Penh and connects the major cities of the Southern part of Vietnam and Phnom Penh, Cambodia. The total consideration for the Land is $1.76 million, of which $850,000 was paid to the owner of the Land (the “Seller”) on or before the signing of the S&P Agreement as deposit. The remaining balance of the consideration is payable upon completion of the transfer of ownership of the Land and registration of the title thereof under the name of Dreamworld Holding by the land office and the relevant authorities in Cambodia, which is currently expected to take place on or before August 9, 2010. The entire consideration will be funded from the internal resources of the Company. In case the completion fails to take place on or before August 9, 2010, Dreamworld Holding may elect to extend the completion date or to terminate the S&P Agreement and if Dreamworld Holding elects to terminate the S&P Agreement, the Seller will be required to repay the deposit in full to Dreamworld Holding. Pursuant to the terms of the S&P Agreement, neither party may unlawfully terminate the S&P Agreement without cause. If the Seller unlawfully terminates the S&P Agreement, then in addition to a refund of the deposit, the Seller will also be required to pay a monetary compensation in the same amount of the deposit, namely $850,000, to Dreamworld Holding.

According to the advice from external legal counsel, under the laws of Cambodia, only Cambodian citizens or Cambodian entities are legally allowed to own land in Cambodia. Cambodian entities are defined as having 51% or more of the voting shares held by Cambodian citizens or Cambodian entities. As a result, for foreigners, including the Company, to purchase legal title to land in Cambodia, it is necessary to set up a landholding company in which the foreigner owns 49% of the voting shares.

For the purpose of complying with the said legal requirements, the Company incorporated Dreamworld Holding on May 19, 2010. Dreamworld Holding is a

private limited liability company formed in Cambodia for the sole purpose of acquiring the Land and in which the Company owns a 49% interest. The other 51% interest is held by a company managed by the external legal counsel (the “Cambodian Entity”). Regardless of its minority shareholding, the Company has effective control over Dreamworld Holding and the Land through certain shareholders arrangements between the Company and the Cambodian Entity.

The relevant shareholder arrangements include imposing strict restrictions on the transfer of its shares in Dreamworld Holding by the Cambodian Entity and the conferring of sole rights to the Company to nominate directors to the board of Dreamworld Holding. In addition, unless otherwise approved by the board of Dreamworld Holding (all of its members are nominated by the Company), the Cambodian Entity will not be entitled to receive any dividends, distribution of assets or proceeds from any sale of assets of Dreamworld Holding. Moreover, the consideration for acquisition of the Land will be provided by the Company in the form of a loan to Dreamworld Holding and the Company will take security over the Land through a mortgage.  According to the legal counsel, the structure involving the said shareholders arrangements are in compliance with accepted control requirements and the Company will generally be recognized as having effective control of Dreamworld Holding and the Land.

The License to build and open a Casino Hotel

On May 21, 2010, the License to build and open a casino hotel in Takeo Province of Cambodia was granted by the Government of the Kingdom of Cambodia to Dreamworld Leisure, which is a newly formed company in Cambodia and a wholly-owned subsidiary of the Company. Pursuant to the License, Dreamworld Leisure is allowed to construct and open a casino hotel for table games and slot machines (the “Casino Hotel”) and it is currently the intention of the Company to build the Casino Hotel on the Land. It is anticipated that upon completion of the construction of the Casino Hotel, a formal casino license will be granted to Dreamworld Leisure and Dreamworld Leisure shall be the operating company of the Casino Hotel.

The following diagram illustrates the corporate structure of the Company in the abovementioned project in Takeo Province of Cambodia:

Item 9.01               Financial Statements and Exhibits.

(d)                                 The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing

10.1	Land Sale & Purchase Agreement between Dreamworld (Takeo) Investment Holding Limited and the owner of the Land dated as of May 26, 2010	Filed electronically herewith

99.1	Press release dated May 27, 2010	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: May 27, 2010	/s/ Clarence Chung
Clarence Chung
Chief Executive Officer